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                                                                    Exhibit 10.4

                                                                  EXECUTION COPY


                              EMPLOYMENT AGREEMENT


            This Employment Agreement ("Agreement") is entered into as of this 31st day of January, 2000, by and between The Penn Traffic Company (the "COMPANY") and Martin A. Fox ("EXECUTIVE").

            WHEREAS, Executive, as a member of Hirsch & Fox LLC ("Hirsch & Fox") entered into a Management Agreement with the Company on June 29, 1999, which was amended on December 2, 1999 (the Management Agreement, as so amended, is referred to herein as the "MANAGEMENT AGREEMENT"); and

            WHEREAS, on the date hereof, the Company, Hirsch & Fox, Gary D. Hirsch and Executive have agreed to terminate the Management Agreement; and Executive and the Company desire to enter into this Agreement to provide for the employment of the Executive on the terms specified below;

            NOW, THEREFORE, the parties hereby agree as follows:

            1.    Employment.

                  (a) The Company hereby agrees to engage, hire and employ Executive from and after the date of this Agreement throughout the Term (as defined below) as Executive Vice President and Chief Financial Officer of the Company.

                  (b) Executive hereby accepts employment as an Executive Vice President and the Chief Financial Officer of the Company and agrees to devote predominantly all of his working time as such, performing such duties as shall reasonably be required of an Executive Vice President and Chief Financial Officer and otherwise on the terms and subject to
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the conditions set forth in this Agreement. In such capacity, Executive will report to, and serve under the direction of, the Company's President and Chief Executive Officer and the Board of Directors of the Company (the "BOARD"). Throughout the Term, Executive shall utilize his best efforts and all of his skills, experience and knowledge to promote the interests of the Company. During the Term, Executive shall continue to serve as a member of the Board. Other than services to be rendered in connection with charitable activities and trade association activities and passive investment activities which do not interfere with Executive's day-to-day responsibilities to the Company, without limiting the generality of Paragraph 6, Executive shall not, directly or indirectly, engage in or participate in the operation or management of, or render any services to, any other business, enterprise or individual.

            2. Term. The term of employment of Executive under this Agreement shall commence as of the date hereof (the "EFFECTIVE DATE") and will continue under this Agreement until the earlier of (i) March 31, 2001, (ii) the date that Executive or the Company terminates his employment pursuant to Paragraph 7, 8 or 9 or (iii) the occurrence of a Change of Control (as hereinafter defined) (the "TERM").

            3. Location of Employment. Executive shall render services at the Company's offices that are located in Syracuse, New York in a manner consistent with past practices of Executive in his capacity as Chief Financial Officer after consultation with the Company's Chief Executive Officer. Executive may spend the remaining days of the work week at the Company's office located in Rye, New York and during the Term, the Company shall be responsible for providing Executive with up-keep of office systems and secretarial assistance at such location. Notwithstanding the foregoing, Executive acknowledges and agrees that Executive's duties hereunder will include travel outside the Syracuse, New York and Rye, New
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York areas, including frequent travel to such geographic locations where the
Company owns or operates supermarkets or retail grocery stores, as well as other locations within and outside the United States, to attend meetings and other functions as the performance of Executive's duties hereunder may require.

            4.    Compensation.

                  (a) Salary. Executive's salary shall be $1,000,000 per annum ("SALARY") for the period commencing on the date hereof and ending on the date this Agreement is terminated in accordance with Paragraph 2. The Salary shall be paid in accordance with the Company's standard payroll practices and will be subject to withholding and other applicable taxes.

                  (b) Discretionary Bonus. The Executive may receive, at the sole discretion of the Board, a cash bonus (the "BONUS") as the Board shall determine. The Board is not obligated to pay any Bonuses at any time to the Executive.

                  (c) Options. Pursuant to the Management Agreement, Executive was granted as of June 29, 1999, subject to the terms of the Company's 1999 Equity Incentive Plan (the "EQUITY PLAN"), (i) fully-vested options, to purchase 130,000 shares of the Common Stock, $.01 par value per share (the "COMMON STOCK"), of the Company with an exercise price equal to $18.30 per share and
(ii) options to purchase 87,000 shares of Common Stock with an exercise price equal to $18.30 per share, such options to vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of such date. In addition, Executive was granted as of September 22, 1999, options to purchase 87,000 shares of the Common Stock with an exercise price equal to $8.75 per share. Such options shall vest as set forth therein. Copies
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of the Award Agreements for such options are attached hereto as EXHIBITS A, B
AND C and such Award Agreements shall remain in full force and effect.

            5.    Fringe Benefits.

                  (a) Executive shall, from and after the Effective Date, have the right to participate in the Company's medical, dental, disability, life and other insurance plans maintained during the Term by the Company for executives of the stature and rank of Executive, and any other plans and benefits, if any, generally maintained by the Company for executives of the stature and rank of Executive during the Term, in each case in accordance with the terms and conditions of such plan as from time-to-time in effect (collectively referred to herein as "FRINGE BENEFITS"). If any of the Fringe Benefits have minimum service requirements, Executive shall be provided with credit for past service with the Company (including through the Management Agreement) so as to provide Executive with Fringe Benefits on a level with executives of the stature and rank of Executive. In addition, the Company shall, during the Term, provide Executive (through the adoption of a separate Supplemental Retirement Plan or otherwise) with a means to (i) retain all of his accrued retirement benefits under the Company's Supplemental Retirement Plan for Non-Employee Executives (the "SERP") notwithstanding the termination of the Management Agreement and (ii) continue to accrue retirement benefits in the amount and in comparable fashion to the manner in which Executive's retirement benefits would have accrued, had the Management Agreement not been terminated, under the SERP.

                  (b) Subject to the requirements of Executive's office, Executive shall be entitled to four weeks annual vacation to be taken in accordance with the vacation policy of the Company.
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                  (c) The Company will, upon being provided with reasonable
supporting documentation thereof, promptly reimburse Executive for (i) actual, ordinary and necessary travel and accommodation cost, entertainment and other business expenses incurred as a necessary part of discharging Executive's duties hereunder and (ii) all legal fees and expenses incurred in connection with the negotiation of this Agreement in the amount of $35,000.

            6.    Confidentiality; No Competition.

                  (a) Executive agrees that while this Agreement is in effect and for a period of 12 months after termination of this Agreement pursuant to paragraph 2, Executive shall not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any corporation, or any member of any firm or otherwise, divulge, furnish or make accessible to any person, or himself make use other than for the sole benefit of the Company, any material confidential or proprietary information of the Company obtained by him while in the employ of the Company other than disclosures made by Executive based on Executive's reasonable belief that such disclosures were in furtherance of his duties as set forth herein, including, without limitation, information with respect to any products, services, improvements, formulas, designs, styles, processes, research, analyses, suppliers, customers, methods of distribution or manufacture, contract terms and conditions, pricing, financial condition, organization, personnel, business activities, budgets, plans, objectives or strategies of the Company or its proprietary products or of any subsidiary or affiliate of the Company and that he will, prior to or upon the termination of his employment by the Company, return to the Company all such confidential or non-public information, whether in written or other physical form or stored electronically on computer disks or tapes or any other storage medium, and all copies thereof, in his possession or custody or under his control; PROVIDED, however, that (x) the
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restrictions of this Paragraph shall not apply to publicly available information or information known generally to the public (without any action on the part of the Executive prohibited by the restrictions of this paragraph), (y) the Executive may disclose such information known generally to the public (without any action on the part of the Executive prohibited by the restrictions of this paragraph), and (z) the Executive may disclose such information as may be required pursuant to any subpoena or other lawful process issued pursuant to any applicable law, rule or regulation.

            (b) Notwithstanding the foregoing, in the event that Executive receives a subpoena or other process or order which may require it or him to disclose any confidential information, Executive agrees (i) to notify the Company promptly of the existence, terms and circumstances surrounding such process or order, and (ii) to cooperate with the Company, at the Company's reasonable request and at its expense, including, but not limited to, attorneys' fees and expenses, in taking legally available steps to resist or narrow such process or order and to obtain an order (or other reliable assurance reasonably satisfactory to the Company) that confidential treatment will be given to such information that is required to be disclosed.

            (c) The obligations of the Executive under this Section 6 shall survive any termination of this Agreement.

            (d) Executive agrees that while this Agreement is in effect and, solely in the event a Change of Control occurs prior to termination of this Agreement and the Change of Control Payment described below is made, for a period of 12 months after termination of this Agreement pursuant to paragraph 2, Executive agrees that he will not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee consultant or shareholder of any corporation or a member of any firm or otherwise: (i) engage in any way in any wholesale
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and/or retail food business which operates within 30 miles of any retail store operated by the Company at any time during the restricted period; (ii) induce or attempt to induce any person with an annual salary in excess of $75,000 who is in the employ of the Company or any subsidiary or affiliate thereof to leave the employ of the Company or such subsidiary or affiliate; or (iii) induce or attempt to induce or assist any other person, firm or corporation to do any of the actions referred to in (i) or (ii) above (provided, that this Section 6 shall not prohibit (A) Executive from owning less than 5% of the equity of any entity that engages in the actions described in (i), (ii) or (iii) above and (B) the Executives from providing references for employees of the Company or its subsidiaries or affiliates who have been solicited by a prospective employer without violation of (ii) above); PROVIDED, HOWEVER, that in the event the Company terminates the Agreement prior to the end of the Term for reasons other than Cause and fails to provide the Executives with the payments required by
Section 11 and in the manner provided therein, the provisions of this Section shall not survive such termination.

            (e) In view of the services which the Executive will perform for the Company and its subsidiaries and affiliates, which are special, unique, extraordinary and intellectual in character and will place him in a position of confidence and trust with the customers and employees of the Company and its subsidiaries and affiliates and will provide him with access to confidential financial information, trade secrets, "know-how" and other confidential and proprietary information of the Company and its subsidiaries and affiliates, and recognizing the substantial sums paid and to be paid to the Executive pursuant to the terms hereof, the Executive expressly acknowledges that the restrictive covenants set forth in this Paragraph 6 are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Company and its subsidiaries and affiliates and that the enforcement of such restrictive
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covenants will not prevent Executive from earning a livelihood. The Executive acknowledges that the remedy at law for any breach or threatened breach of this Paragraph 6 will be inadequate and, accordingly, that the Company shall, in addition to all other available remedies (including, without limitation, seeking damages sustained by reason of such breach), be entitled to specific performance or injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.

            7. Grounds for Termination by Company. The Company may terminate this Agreement and Executive's employment hereunder for "Cause" by written notice to Executive setting forth the grounds for termination with specificity. "Cause" shall mean the termination of Executive because of (i) his willful and continued failure (other than by reason of incapacity due to physical or mental illness) to perform the material duties of his employment after notice from the Company of such failure and his inability or unwillingness to correct such failure (prospectively) within 30 days following such notice, (ii) his conviction of a felony or plea of no contest to a felony or (iii) perpetration by Executive of a material dishonest act of fraud against the Company or any subsidiary thereof; PROVIDED, HOWEVER, that, before the Company may terminate the Executive for Cause, the Board shall deliver to him a written notice of the Company's intent to terminate him for Cause, including the reasons for such termination, and the Company must provide him an opportunity to meet once with the Board prior to such termination.

            8. Grounds for Termination by Executive. Executive may terminate this Agreement and his employment hereunder for Good Reason (as hereinafter defined) by written notice to the Company setting forth the grounds for termination with specificity. "Good Reason"
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shall mean (a) the failure to elect or appoint the Executive as an Executive
Vice President and Chief Financial Officer and to continue to elect or appoint Executive to the Board of Directors of the Company or (b) the failure by the Company to pay any compensation or other amount due to the Executive under this Agreement, which failure is not remedied within ten (10) business days after written notice thereof is delivered to the Company by Executive. Any termination for Good Reason shall be effective as of the business day immediately following the date upon which the Company was required to (but did not) remedy such failure.

            9.    Termination For Death or Disability.

                  (a) If during the Term, Executive should die, Executive's employment shall be deemed to have terminated as of the date of death.

                  (b) If during the Term, Executive should suffer a disability which, in fact, prevents Executive from substantially performing his duties hereunder for a period of 180 consecutive days or 230 or more days in the aggregate, in any period of 12 consecutive months, then and in any such event the Company may terminate Executive's services hereunder by a written notice to Executive setting forth the grounds for such termination with specificity, which termination will take effect 30 days after such notice is given. Executive may only be terminated for disability if the Company's termination notice is given within 60 days following the end of the aforementioned 180- or 230-day period, whichever the Company relies upon. The existence of Executive's disability for the purposes of this Agreement shall be determined by a physician mutually selected by the Company and Executive, and Executive agrees to submit to an examination by such physician for purposes of such determination.

            10. Designation of Beneficiary or Beneficiaries. As to any payment to be made under this Agreement to a beneficiary designated by Executive, it is agreed that Executive
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shall designate such beneficiary (or beneficiaries) or change his designation of such beneficiary (or beneficiaries) from time-to-time by written notice to the Company. In the event Executive fails to designate a beneficiary (or beneficiaries) as herein provided, any payments which are to be made to Executive's designated beneficiary (or beneficiaries) under this Agreement shall be made to Executive's widow, if any, during her lifetime, thereafter to his issue, if any, including legally adopted children, and then to Executive's personal representative.

            11. Effect of Company's Termination Other Than Under Paragraph 7 or 9 OR EFFECT OF EXECUTIVE'S TERMINATION UNDER PARAGRAPH 8. (a) If the Company terminates Executive's employment under this Agreement for any reason other than Cause, or other than due to his death or disability, or Executive terminates this Agreement for Good Reason, Executive shall be entitled to receive a lump sum payment of his Salary then in effect in an amount that Executive would have been entitled to receive from the date of such termination until March 31, 2001 had a termination not occurred prior to such date.

                  (b) In addition, if a Change of Control (as defined below) occurs prior to the Determination Date (as defined below), but following a termination contemplated by Section 11(a), then in the case of and notwithstanding (i) the termination of this Agreement by the Company for any reason other than Cause, or (ii) the termination of this Agreement by the executive for Good Reason, the Company shall make the Change of Control Payment as provided in Section 12 on the dates provided in such Section, LESS that portion of the lump sum payment Executive received pursuant to Section 11(a) that is attributable to the period following the Change of Control.

                  (c) The Company shall continue to provide to the Executive the benefits described in Paragraph 5(a) hereof for a period of 12 months from the date of termination.
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            12. Effect of a Change of Control. (a) If at any time prior to the
"Determination Date" (as defined below) the Company shall have entered into a definitive agreement in respect of a "Change of Control" or a Change of Control shall have occurred; then Executive shall (assuming Executive has not voluntarily terminated this Agreement for other than Good Reason or the Company has not terminated this Agreement for Cause, in either case prior to the end of the Term) be entitled to receive the "Change of Control Payment" (as defined below) (subject to offset as set forth in Section 11(b) above) on the date of the occurrence or consummation of a Change of Control irrespective of whether the Term has expired or would have expired but for his termination without Cause or for Good Reason. Upon Executive's receipt of the Change of Control Payment in full (subject to offset as set forth in Section 11(b) above), this Agreement shall be terminated automatically and Executive shall no longer be entitled to any further payments described herein except for reimbursement of expenses contemplated by Section 5(c).

            For purposes of this Agreement, the following terms shall have the following meanings:

                        (i) "Determination Date" shall mean the later of (x) March 31, 2001 or (y) the date set forth in any engagement or similar agreement entered into between the Company and any investment banking firm retained at any time during the Term (or, in the event Executive's employment is terminated prior to March 31, 2001 for reasons other than Cause or for Good Reason, retained prior to March 31, 2001) for purposes of advising the Company in connection with any transaction that would constitute a Change of Control for payment by the Company of a success or so-called "tail" fee for any such transaction.
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                        (ii) "Change of Control" shall mean the occurrence of
any event where (i) Byron Allumbaugh, Kevin Collins, Thomas Harberts, Gabriel Nechamkin, Lief Rosenblatt, Mark Sonnino and Peter Zurkow who, as of June 29, 1999, constituted the independent directors of the Board, cease to constitute a majority of the independent directors then in office, (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the outstanding shares of common stock of the Company or securities representing 50% or more of the combined voting power of the Company's voting stock, (iii) the Company consolidates with or merges into another person or conveys, transfers, sells or leases all or substantially all of its assets to any person, or any person consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction between the Company and its wholly owned subsidiaries (which wholly owned subsidiaries are United States corporations), with the effect that any "person" becomes the "beneficial owner," directly or indirectly, of 50% or more of the outstanding shares of common stock of the Company or securities representing 50% or more of the combined voting power of the Company's voting stock or (iv) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then still in office who were either
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directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

                        (iii) "Change of Control Payment" shall mean an amount equal to the greater of (I) Salary for the remainder of the Term (but not less than one-year's Salary) and (II) $2,900,000, MINUS the SUM of (A) the "in-the-money" value on the date of the occurrence of a Change of Control of the options granted to Executive on June 29, 1999 under Section 4(c) hereof (I.E., 130,000 options MULTIPLIED by the DIFFERENCE between the (1) closing price of the Common Stock on the Nasdaq National Market on the last trading date immediately prior to the date of the occurrence of a Change of Control (or if the transaction which triggers the Change of Control is a cash tender offer, the cash tender offer per share price) AND (2) $18.30) PLUS (B) the "in-the-money" value on the date of the occurrence of a Change of Control of Executive's options granted on September 22, 1999 under Section 4(c) hereof that are vested and exercisable (I.E., up to 87,000 options MULTIPLIED by the DIFFERENCE between (1) the closing price of the Common Stock on the Nasdaq National Market on the last trading date immediately prior to the date of the occurrence of a Change of Control (or if the transaction which triggers the Change of Control is a cash tender offer, the cash tender offer per share price) AND (2) $8.75).

                  (b) Gross-Up Payment. In the event it shall be determined that any payment or distribution of any type to or for the benefit of the Executive, by the Company, any of its affiliates, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of IRC ss. 280G and the regulations thereunder) or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "TOTAL
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PAYMENTS"), would be subject to the excise tax imposed by Section 4999 of the
Internal Revenue Code of 1986, as amended (the "CODE"), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "EXCISE TAX"), then the Executive shall be entitled to receive an additional payment (a "GROSS-UP PAYMENT") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

            13. Effect of Company's Termination For Cause, Executive's Termination WITHOUT GOOD REASON, TERMINATION UPON DEATH OR DISABILITY.

                  (a) If the Company terminates Executive's employment under this Agreement for Cause or Executive terminates his employment under this Agreement other than for Good Reason, or if Executive's employment is terminated due to his death or disability, then the Company shall continue to pay Executive (or his designated beneficiary) his Salary through the effective date of termination.

            14. Executive's Representations and Warranties. Executive represents and warrants to the Company as follows:

                  (a) Executive has the unfettered right to enter into this Agreement on the terms and subject to the conditions hereof, and Executive has not done or permitted to be done anything which may curtail or impair any of the rights granted to the Company herein.

                  (b) Neither the execution and delivery of this Agreement by Executive nor the performance by Executive of any of Executive's obligations hereunder constitute or will constitute a violation or breach of, or a default under, any agreement, arrangement or
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understanding, or any other restriction of any kind, to which Executive is a party or by which Executive is bound.

            15. Indemnification, Etc. The Company hereby agrees to indemnify Executive to the fullest extent permitted by law from and against all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable fees, expenses and disbursements of attorneys, experts, personnel and consultants reasonably incurred by the Executive in any action or proceeding) based upon, arising out of or otherwise in respect of Executive's services as, and/or for activities engaged in by Executive while Executive is, an officer and/or employee and/or director of the Company or any affiliate thereof, including either paying or reimbursing Executive, promptly after request, for any reasonable and documented expenses and attorney's fees and costs actually incurred by Executive in connection with defending, or himself instituting and/or maintaining, any claim, action, suit or proceeding arising from circumstances to which the Company's above indemnification relates (other than any claim, action, suit or proceeding brought by the former principals of Miller Tabak & Hirsch + Company against the Executive); PROVIDED, however, that no such indemnification shall be paid for damages or losses incurred by each Executive that result from actions by him that Delaware law explicitly prohibits a corporation from indemnifying its directors or officers against, including, without limitation, to the extent any such damages or losses arise through gross negligence, bad faith or misconduct. This indemnity shall survive the termination of this Agreement. The Company represents and warrants that it has $30 million dollars of director's and officer's insurance available on the date hereof and that it will use its reasonable commercial efforts to maintain such policy throughout the Term and that the Company has obtained "tail"
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coverage under its existing director's and officer's policy covering its current directors and officers for any claims brought against them, which coverage shall extend for a period at least through June 29, 2005.

            16. Notices. Any notice, consent, termination or other communication under this Agreement shall be in writing and shall be considered given on the date when hand delivered or, if sent by registered or certified mail, on the fifth day after such notice is mailed or, if sent by overnight courier guaranteeing overnight delivery, on the day after such notice is so sent, in each case to the parties at the following addresses (or at such other address as a party may specify by notice in accordance with the provisions hereof to the other):

                        If to Executive, to Executive at:
                        Mr. Martin A. Fox
                        c/o The Penn Traffic Company
                        411 Theodore Fremd Ave.
                        Rye, New York  10580

                        If to the Company:
                        The Penn Traffic Company
                        1200 State Fair Boulevard
                        Syracuse, New York 13221
                        Attn: Francis D. Price, General Counsel

            17. Complete Agreement and Modification. This Agreement contains a complete statement of all the arrangements between the parties with respect to Executive's employment by the Company, supersedes all existing agreements or arrangements between them concerning Executive's employment (including the Management Agreement), and can only be amended or modified by a written instrument signed by the Company and Executive.

            18. Severability Provisions. If any provision of this Agreement is declared invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all of the
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remaining provisions of this Agreement shall nevertheless continue in full force and effect and no provisions shall be deemed dependent upon any other provision unless expressly set forth herein.

            19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements entered into and performed entirely within such State.

            20. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

            21. Heading. The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.

            22. Withholding. Any amount payable under this Agreement shall be reduced by any amount that the Company is obligated by law or regulation to withhold in respect of any such payment.

            23. Heirs, Successors and Assigns. This Agreement will inure to the benefit of, and be enforceable by, Executive's heirs and the Company's successors and assigns. The Company shall have the right to assign this
Agreement or any part hereof or any rights hereunder to any
successor-in-interest to the Company and to any affiliate of the Company; PROVIDED, HOWEVER, that in the event of any such assignment the assignee shall expressly agree
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in writing to assume all of the Company's obligations under this Agreement, and
Company shall remain secondarily liable to Executive for the performance of all such obligations.
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            WHEREFORE, the parties hereto have executed this Agreement as of the day and year first above written.

THE PENN TRAFFIC COMPANY


By:_________________________        _____________________________
   Name:                                   Martin A. Fox
   Title:

                                    EXHIBIT A

This document is incorporated by reference to Exhibit A-2 of the Amended and Restated Management Agreement. That document constitutes Exhibit 10.3A to the Form 10-K filed on April 28, 2000.

                                    EXHIBIT B

This document is incorporated by reference to Exhibit B-2 of the Amended and Restated Management Agreement. That document constitutes Exhibit 10.3A to the Form 10-K filed on April 28, 2000.

                                    EXHIBIT C

This document is incorporated by reference to Exhibit C-2 of the Amended and Restated Management Agreement. That document constitutes Exhibit 10.3A to the Form 10-K filed on April 28, 2000.